News Release
For Release April 22, 2020
9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces First Quarter Results, Cash Dividend and COVID-19 Pandemic Response

Lexington, SC – April 22, 2020

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced earnings and discussed the results of operations and the company’s activities during the first quarter of 2020 including the impact of, and response to, the Coronavirus/COVID-19 pandemic.

First Community reported net income for the first quarter of 2020 of $1.8 million with diluted earnings per common share of $0.24. This compares to net income and diluted earnings per common share of $2.7 million and $0.36, respectively, on a linked quarter basis and $2.5 million and $0.32 year-over-year, respectively. Pre-tax pre-provision earnings during the first quarter of 2020 were $3.3 million. This compares to pre-tax pre-provision earnings of $3.4 million for fourth quarter of 2019 and pre-tax pre-provision earnings of $3.2 million for the first quarter of 2019.

First Community President and CEO, Mike Crapps, commented, “The first quarter of 2020 was far different than any of us had anticipated and the impact of the COVID-19 pandemic is being felt in nearly every aspect of our lives. Given that as a community bank we reflect the successes and challenges of our customers and communities, it is to be expected that First Community Bank is being impacted as well. In this release, we are reporting our first quarter results, and while much is still unknown, we will also weave in certain thoughts regarding responses to the related impacts of this pandemic.”

COVID-19 Operational Response

Mr. Crapps noted, “The health and safety of our employees and customers is, and has been, of the highest priority; while still continuing to support local businesses and communities. We have taken actions that we felt were necessary and appropriate based on the evolving guidance we have received from local, state and national authorities and adjusted our activities as we have understood to be appropriate. We are so grateful to our employees for their unwavering commitment to continue to serve our customers in this challenging time.”

The company has business continuity plans that cover a variety of potential impacts to business operations. These plans are periodically reviewed and tested and have been designed to protect the ongoing viability of bank operations in the event of a disruption such as a pandemic. Beginning in early March 2020, the company activated its pandemic preparedness plan and began to roll it out in phases. Following recommendations from the Centers for Disease Control and Prevention and the South Carolina Department of Health and Environmental Control, the company implemented enhanced cleaning of bank facilities and provided guidance to employees and customers on best practices to minimize the spread of the virus. The company modified delivery channels with a shift to drive thru only service at the banking offices supplemented by appointments for service in the office lobbies. The number of branch transactions for March and through mid-April (as of April 15th) 2020 decreased 13.6% compared to the same period in 2019. The company has encouraged the use of online and mobile channels and has seen the number of online banking users increase, as well as the dollar volume of bill payment, Zelle, and mobile deposit transactions trend higher.

To help ensure the availability of staff across all company locations and departments, the company took a number of steps including transitioning many support positions to remote only and creating rotating teams of onsite staff to minimize the potential for the infection of an entire department or area. On any given day, approximately 40% of the company’s employee base are working remotely. The company has enhanced its remote work capabilities by providing additional laptops and various audio and video meeting technologies.

Communication channels for employees and customers were created to provide periodic updates during this rapidly changing environment. These are still in place and in use.

Loan Portfolio Quality/Allowance for Loan and Lease Losses

The company’s asset quality metrics as of March 31, 2020 remained sound. The non-performing asset ratio was 0.29% of total assets with the nominal level of $3.4 million in non-performing assets. Loans past due 30 days or more represented only 0.11% of the loan portfolio. The ratio of classified loans plus OREO has declined further to 4.88% of total bank regulatory capital. During the first quarter, the bank experienced net loan recoveries of $8 thousand.

Mr. Crapps commented, “The quality of our loan underwriting process and loan due diligence has been evident, not only in the past few years, but over the duration of our 25 year history. The impact of the COVID-19 pandemic is serious and is being felt by our customers and our communities. The ultimate impacts of this unique and evolving situation on our customers and our asset quality are too challenging to predict. Stay-at-home orders were implemented in our markets causing many businesses to close or significantly reduce their normal operations. While there is discussion of some relaxing of these restrictions in the coming days, the timing of the return to normal is unknown.”

Mr. Crapps continued, “Our focus is on serving our many local business and individual customers at this time of great need and uncertainty. We have proactively offered payment deferrals for up to 90 days to our loan customers and as of April 16, 2020, we have granted deferments on loans totaling approximately $180 million (24% of the loan portfolio). Some of these deferments were to businesses that have temporarily closed or reduced operations and some were requested as a pre-cautionary measure to conserve cash.”

The Company’s management team has evaluated its exposure to certain industry segments most impacted by the pandemic as of March 31, 2020:

Industry Segments	Outstanding	% of Loan	Avg. Loan	Avg. Loan to
(Dollars in millions)	Loan Balance	Portfolio	Size	Value

Hotels	$26.8	3.6%	$1.9	67%
Restaurants	$17.6	2.4%	$0.6	64%
Assisted Living	$9.2	1.2%	$1.8	50%
Retail	$75.5	10.1%	$0.6	62%

Mr. Crapps commented, “Our bankers have been in close contact with our customers in the segments noted above, in order to help serve them and to evaluate any early warning signs of risk. We will continue to maintain close contact with our customers.”

At March 31, 2020, the allowance for loan and lease losses (ALLL) was $7.7 million, compared to $6.6 million at December 31, 2019. The company’s provision expense of $1.1 million during the first quarter is primarily related to an increase in the qualitative factors in the company’s ALLL methodology related to the economic uncertainties caused by the COVID-19 pandemic. The company is not required to implement the provisions of the CECL accounting standard until January 1, 2023 and is continuing to account for the ALLL under the incurred loss model. The ALLL as a percentage of loans was 1.03% and 0.90% as of March 31, 2020 and December 31, 2019, respectively. Given the on-going and uncertain impact of the pandemic, the company will continue to monitor its loan portfolio for potential risks.

SBA Paycheck Protection Program (PPP)

The company has been an active participant in the SBA Paycheck Protection Program (PPP). Mr. Crapps noted, “Our goals have been consistent in providing our customers with accurate information grounded in the reality of the moment and to provide them with the best access to the PPP at that time. Historically, the company has utilized the services of a private SBA lender, the Business Development Corporation of South Carolina (BDC), to provide SBA loans to our customers. Initially, the company referred its applications to the BDC, while at the same time building out and mobilizing its own direct channel. As of April 16, 2020, we have facilitated the approval of nearly $35 million in PPP loans, of which $3.8 million is on a direct basis. The company remains ready to continue to process and fund additional applications, if Congress approves an additional appropriation to the PPP.”

Capital

Our capital remained strong and exceeded the well-capitalized regulatory requirements at March 31, 2020. Total shareholders’ equity increased $4.4 million or 3.7% to $124.6 million at March 31, 2020 from $120.2 million at December 31, 2019. The increase in shareholders’ equity is primarily due to an increase in retention of earnings less dividends paid of $0.9 million and an increase in accumulated other comprehensive income of $3.4 million. The increase in accumulated other comprehensive income was due to a reduction in market interest rates, which resulted in an increase in the net unrealized gains in our investment securities portfolio.

In 2018, the Federal Reserve increased the asset size to qualify as a small bank holding company.  As a result of this change, the company is generally not subject to the Federal Reserve capital requirements unless advised otherwise.  The bank remains subject to capital requirements including a minimum leverage ratio and a minimum ratio of “qualifying capital” to risk weighted assets.  These requirements are essentially the same as those that applied to the company prior to the change in the definition of a small bank holding company.  Each of the regulatory capital ratios for the bank exceeds the well capitalized minimum levels currently required by regulatory statute at March 31, 2020 and December 31, 2019.

$ in thousands		Prompt Corrective Action (PCA) Requirements		Excess Capital $s of PCA Requirements
Capital Ratios	Actual	Well Capitalized	Adequately Capitalized	Well Capitalized	Adequately Capitalized
March 31, 2020
Leverage Ratio	9.91%	5.00%	4.00%	56,619	68,157
Common Equity Tier 1 Capital Ratio	13.35%	6.50%	4.50%	58,671	75,790
Tier 1 Capital Ratio	13.35%	8.00%	6.00%	45,831	62,951
Total Capital Ratio	14.25%	10.00%	8.00%	36,406	53,525
December 31, 2019
Leverage Ratio	9.97%	5.00%	4.00%	56,197	67,508
Common Equity Tier 1 Capital Ratio	13.47%	6.50%	4.50%	58,345	75,086
Tier 1 Capital Ratio	13.47%	8.00%	6.00%	45,789	62,530
Total Capital Ratio	14.26%	10.00%	8.00%	35,675	52,416

Mr. Crapps commented, “Based on our strong capital, conservative underwriting, and internal stress testing, we expect to remain well capitalized throughout the COVID-19 pandemic. We recognize that we face extraordinary circumstances, and we intend to monitor developments and potential impacts on our capital.”

The company announced during the third quarter of 2019 the approval of a new share repurchase plan, which was the second share repurchase plan announced during 2019, of up to 200,000 shares of the company’s outstanding common stock.  No share repurchases have been made under this new share repurchase plan. This approved share repurchase plan provides us with some flexibility in managing our capital going forward.

The Board of Directors approved a cash dividend for the first quarter of 2020 of $0.12 per common share.  This dividend is payable on May 18, 2020 to shareholders of record of the company’s common stock as of May 4, 2020.  Mr. Crapps commented, “The entire board is pleased that our company’s performance and strong financial position enable us to continue our cash dividend for the 73rd consecutive quarter.”

Balance Sheet

Total loans increased during the first quarter by $12.5 million which is an annualized growth rate of 6.8%. This was driven by the highest level of production during the first quarter of any recent year combined with a more normalized level of payoffs. The ratio of loan portfolio growth to loan production was 37.3% compared to the average for the past two years of 31.8%.

Total deposits were relatively flat at $986.6 million at March 31, 2020 compared to $988.2 million at December 31, 2019. Our pure deposits, which are defined as total deposits less certificates of deposits, increased $2.7 million or 0.3% to $850.0 million at March 31, 2020 from $847.3 million at December 31, 2019. We had no brokered deposits and no listing services deposits at March 31, 2020. Our securities sold under agreements to repurchase, which are related to our customer cash management accounts or business sweep accounts, increased $12.7 million or 38.3% to $46.0 million at March 31, 2020 from $33.3 million at December 31, 2019. This increase was due to the seasonality of one large relationship.

Mr. Crapps commented, “We believe that we have ample liquidity to meet the needs of our customers and to manage through the COVID-19 pandemic through our low cost deposits; our ability to borrow against approved lines of credit (federal funds purchased) from correspondent banks; and our ability to obtain advances secured by certain securities and loans from the Federal Home Loan Bank. Furthermore, we plan to participate in the Paycheck Protection Program Liquidity Facility (PPPLF) by funding PPP loans.”

Net Interest Income/Net Interest Margin

Net interest income increased $397 thousand or 4.4% to $9.4 million at March 31, 2020 from $9.0 million March 31, 2019.  On a linked quarter basis net interest income was relatively flat at $9.4 million at December 31, 2019.  The net interest margin, on a taxable equivalent basis, was 3.55% for the first quarter of 2020 compared to 3.56% in the fourth quarter of the 2019 and 3.73% in the first quarter of 2019. The decline in our net interest margin is primarily due to the Federal Reserve reducing the target range for the federal funds rate multiple times during 2019 and 2020 partially offset by higher average earning assets. Mr. Crapps commented, “A flat-to-inverted yield curve, the competitive loan pricing environment, and the COVID-19 pandemic have put downward pressure on our net interest margin. As a result, we continued to manage interest rate risk and margin compression by taking advantage of wider spreads in the municipal securities market by purchasing $11.9 million in municipal securities in March 2020; by strengthening our loan pricing discipline; and by reducing our deposit pricing.”

Non-Interest Income

Non-interest income for the first quarter of 2020 was $2.9 million, flat on a linked quarter basis and up $390 thousand or 15.4% year-over-year adjusting for securities gains and losses. The mortgage line of business had a strong quarter with fee revenue of $982 thousand in the first quarter of 2020 on production of $35.3 million. This compares to fee revenue and production year-over-year of $844 thousand and $25.8 million, respectively. With the decline in mortgage interest rates, refinance activity was up during the quarter and represented 44.7% of the production. Mortgage activity was up significantly in the last month of the quarter which accounted for 45.6% of the production and 48.0% of the fees during the quarter. The Gain on Sale margin was negatively impacted by some loans which were not saleable due to disruptions in the mortgage market. Revenue from the financial planning and investment advisory line of business was $634 thousand for the quarter compared to $585 thousand in the fourth quarter of 2019 and $438 thousand year-over-year. As equity market valuations decreased during the quarter, the company’s Assets Under Management (AUM) declined 13.5% from $369.7 million at December 31, 2019 to $319.7 million as of March 31, 2020. Depending on many variables, including future equity market direction, revenues in this line of business may be impacted.

Non-Interest Expense

Non-interest expense increased on a linked quarter basis to $9.0 million from $8.9 million in the fourth quarter of 2019. Salaries and employee benefit costs increased $237 thousand during the first quarter of 2020 primarily due to higher payroll and unemployment taxes at the beginning of each year and higher incentive accruals. Other increases over the fourth quarter of 2019 included the FDIC assessment. Other expense categories were down or flat for the linked quarter.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Upstate, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipated’, “expects”, “intends”, “believes”, “may”, “likely”, “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected including, but not limited to, due to the negative impacts and disruptions resulting from the recent outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which may have an adverse impact on our business, operations, and performance, and could have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	March 31,
	2020	2019	2019

Total Assets	$1,185,307	$1,170,279	$1,097,396
Other Short-term Investments[1]	25,637	32,741	22,677
Investment Securities	290,943	288,792	248,909
Loans Held for Sale	11,937	11,155	7,299
Loans	749,529	737,028	718,420
Allowance for Loan Losses	7,694	6,627	6,354
Goodwill	14,637	14,637	14,637
Other Intangibles	1,378	1,483	1,874
Total Deposits	986,645	988,201	919,773
Securities Sold Under Agreements to Repurchase	46,041	33,296	32,007
Federal Home Loan Bank Advances	—	211	2,226
Junior Subordinated Debt	14,964	14,964	14,964
Shareholders’ Equity	124,614	120,194	116,434

Book Value Per Common Share	$16.70	$16.16	$15.19
Tangible Book Value Per Common Share	$14.55	$13.99	$13.04
Equity to Assets	10.51%	10.27%	10.61%
Tangible Common Equity to Tangible Assets	9.29%	9.02%	9.24%
Loan (Incl Held for Sale) to Deposit Ratio	77.18%	75.71%	78.90%
Allowance for Loan Losses/Loans	1.03%	0.90%	0.88%

[1] Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Regulatory Capital Ratios (Bank):
Leverage Ratio	9.91%	9.97%	10.19%
Tier 1 Capital Ratio	13.35%	13.47%	13.38%
Total Capital Ratio	14.25%	14.26%	14.16%
Common Equity Tier 1 Capital Ratio	13.35%	13.47%	13.38%
Tier 1 Regulatory Capital	$114,308	$112,754	$109,476
Total Regulatory Capital	$122,002	$119,381	$115,830
Common Equity Tier 1 Capital	$114,308	$112,754	$109,476

Quarterly Average Balances:	Three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Average Total Assets	$1,176,350	$1,151,456	$1,089,318
Average Loans (Incl Held for Sale)	753,659	748,132	724,059
Average Earning Assets	1,077,242	1,052,289	993,459
Average Deposits	969,377	967,534	908,740
Average Other Borrowings	70,332	51,136	56,604
Average shareholder’s equity	123,463	119,586	113,784

Asset Quality:	As of
	March 31,	December 31,	March 31,
	2020	2019	2019
Loan Risk Rating by Category (End of Period)
Special Mention	$3,950	$4,936	$5,871
Substandard	4,467	4,691	5,322
Doubtful	—	—	—
Pass	741,112	727,401	707,227
	$749,529	$737,028	$718,420
Nonperforming Assets
Non-accrual Loans	$1,739	$2,329	$2,641
Other Real Estate Owned and Repossessed Assets	1,481	1,410	1,460
Accruing Loans Past Due 90 Days or More	168	—	22
Total Nonperforming Assets	$3,388	$3,739	$4,123
Accruing Trouble Debt Restructurings	$1,635	$1,669	$1,991

	Three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Loans Charged-off	$1	$13	$10
Overdrafts Charged-off	22	20	23
Loan Recoveries	(9)	(92)	(12)
Overdraft Recoveries	(6)	(8)	(7)
Net Charge-offs (Recoveries)	$8	$(67)	$14
Net Charge-offs (Recoveries) to Average Loans[2]	0.00%	(0.04%)	0.01%

[2] Annualized

FIRST COMMUNITY CORPORATION

QUARTERLY INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Interest income	$10,710	$10,785	$10,374
Interest expense	1,293	1,426	1,354
Net interest income	9,417	9,359	9,020
Provision for loan losses	1,075	—	105
Net interest income after provision	8,342	9,359	8,915

Non interest income
Deposit service charges	399	437	411
Mortgage banking income	982	1,222	844
Investment advisory fees and non-deposit commissions	634	585	438
Gain (loss) on sale of securities	—	1	(29)
Gain (loss) on sale of other assets	6	—	—
Write-down on bank property held-for-sale	—	(282)	—
Other	907	966	845
Total non interest income	2,928	2,929	2,509
Non interest expense
Salaries and employee benefits	5,653	5,416	5,170
Occupancy	643	691	655
Equipment	318	353	386
Marketing and public relations	354	351	175
FDIC assessment	42	(78)	74
Other real estate expense	35	3	29
Amortization of intangibles	105	126	132
Other	1,888	2,001	1,702
Total Non interest expense	9,038	8,863	8,323
Income before taxes	2,232	3,425	3,101
Income tax expense	438	727	606
Net income	$1,794	$2,698	$2,495

Per share data
Net income - basic	$0.24	$0.36	$0.33
Net income - diluted	$0.24	$0.36	$0.32

Average number of shares outstanding - basic	7,420,649	7,403,206	7,633,908
Average number shares outstanding - diluted	7,468,037	7,468,881	7,724,780
Shares outstanding period end	7,462,247	7,440,026	7,664,967

Return on average assets	0.61%	0.93%	0.93%
Return on average common equity	5.84%	8.95%	8.89%
Return on average common tangible equity	6.72%	10.35%	10.41%
Net interest margin (non taxable equivalent)	3.52%	3.53%	3.68%
Net interest margin (taxable equivalent)	3.55%	3.56%	3.73%
Efficiency ratio[1]	72.75%	70.09%	71.31%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding securities gains or losses and write-down on bank property held-for-sale.

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Three months ended March 31, 2020			Three months ended March 31, 2019
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$753,659	$8,827	4.71%	$724,059	$8,609	4.82%
Securities:	286,332	1,726	2.42%	251,920	1,656	2.67%
Other short-term investments	37,251	157	1.70%	17,480	109	2.53%
Total earning assets	1,077,242	10,710	4.00%	993,459	10,374	4.23%
Cash and due from banks	15,032			13,359
Premises and equipment	35,002			35,524
Goodwill and other intangibles	16,063			16,576
Other assets	39,691			36,713
Allowance for loan losses	(6,680)			(6,313)
Total assets	$1,176,350			$1,089,318

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$216,198	$103	0.19%	$194,401	$149	0.31%
Money market accounts	198,292	350	0.71%	179,376	341	0.77%
Savings deposits	103,776	29	0.11%	107,921	35	0.13%
Time deposits	169,397	537	1.27%	180,152	476	1.07%
Other borrowings	70,332	274	1.57%	56,604	353	2.53%
Total interest-bearing liabilities	757,995	1,293	0.69%	718,454	1,354	0.76%
Demand deposits	281,714			246,890
Other liabilities	13,178			10,190
Shareholders’ equity	123,463			113,784
Total liabilities and shareholders’ equity	$1,176,350			$1,089,318

Cost of deposits, including demand deposits			0.42%			0.45%
Cost of funds, including demand deposits			0.50%			0.57%
Net interest spread			3.31%			3.47%
Net interest income/margin		$9,417	3.52%		$9,020	3.68%
Net interest income/margin (tax equivalent)		$9,495	3.55%		$9,134	3.73%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	March 31,	December 31,	March 31,
Tangible book value per common share	2020	2019	2019
Tangible common equity per common share (non-GAAP)	$14.55	$13.99	$13.04
Effect to adjust for intangible assets	2.15	2.17	2.15
Book value per common share (GAAP)	$16.70	$16.16	$15.19
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	9.29%	9.02%	9.24%
Effect to adjust for intangible assets	1.22%	1.25%	1.37%
Common equity to assets (GAAP)	10.51%	10.27%	10.61%

	Three months ended
	March 31,	December 31,	March 31,
Return on average tangible common equity	2020	2019	2019
Return on average tangible common equity (non-GAAP)	6.72%	10.35%	10.41%
Effect to adjust for intangible assets	(0.88)%	(1.40)%	(1.52)%
Return on average common equity (GAAP)	5.84%	8.95%	8.89%

	Three months ended
	March 31,	December 31,	March 31,
Pre-tax, pre-provision earnings	2020	2019	2019
Pre-tax, pre-provision earnings (non-GAAP)	$3,307	$3,425	$3,206
Effect to adjust for pre-tax, pre-provision earnings	(1,513)	(727)	(711)
Net Income	$1,794	$2,698	$2,495

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “tangible book value at period end,” “return on average tangible common equity,” “tangible common shareholders’ equity to tangible assets,” and “Pre-tax, pre-provision earnings.” “Tangible book value at period end” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. “Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. “Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense. Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.